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EXHIBIT 99.1
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                                                           PRESS RELEASE
                                                           For Immediate Release

                       INTERNATIONAL AMERICAN HOMES, INC.
            DETERMINATION OF THE PRICE TO BE PAID IN LIEU OF ISSUING
                                FRACTIONAL SHARES

Tampa, Florida -- October 28, 1999 --- International American Homes, Inc. (OTC:1AHM)

A proposal to amend the Company's Restated Certificate of Incorporation to effect a 1 for 500 reverse stock split and to provide that the price to be paid in lieu of issuing fractional shares to any International American Homes Inc. ("IAH") stockholder, who, following the reverse stock split, would hold less than one share of IAH Common Stock of record in any discrete account will be considered and acted upon at the Annual Meeting of Stockholders of IAH to be held on November 16, 1999.

The price to be paid for fractional shares shall be an amount equal to the greater of (i) $5.40 and (ii) the weighted average trading price per share of all IAH Common Stock sold during the period beginning January 1, 1999 and ending on the twelfth business day next following the date of the mailing of the Notice of Annual Meeting (the "notice"). The notice was mailed on October 11, 1999.

The weighted average trading price for the period January 1, 1999 through October 27, 1999 was $5.13. Accordingly, the price to be paid for fractional shares if the reverse stock split proposal is approved will be $5.40.


                                     CONTACT
                    Robert I. Antle, Chief Financial Officer
                               Tel. (813) 664-1100
                               Fax (813) 622-6813